[letterhead of Marian M. Durkin, Esq.]

Exhibit 5(a)(1)

May 21, 2018

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99202

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

I am a Senior Vice President, the General Counsel, the Corporate Secretary and the Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and, together with Pillsbury Winthrop Shaw Pittman LLP, am acting as counsel to the Company in connection with the Registration Statement on Form S-3 (File No. 333-209714, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an indeterminate amount of various securities of the Company including mortgage bonds to be issued under the Mortgage and Deed of Trust dated as of June 1, 1939 between the Company (formerly known as The Washington Water Power Company) and Citibank, N.A., (ultimate successor to City Bank Farmers Trust Company, as trustee, as heretofore amended and supplemented and to be supplemented by a supplemental indenture establishing series of Bonds and setting forth the terms thereof (as so amended and supplemented, the “Mortgage”). The Company now proposes to issue, offer and sell under the Registration Statement $375,000,000 aggregate principal amount of First Mortgage Bonds, 4.35% Series due 2048 (the “New Bonds”) pursuant to an Underwriting Agreement dated May 15, 2018 between the Company and the underwriters named therein (the “Underwriting Agreement”).

I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for the opinions expressed in this letter. In such review, I have assumed that the signatures on all documents examined by us are genuine, which assumption we have not independently verified. I have also assumed that the Mortgage is a valid and legally binding agreement of and enforceable against the trustee thereunder.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, I am of the opinion that:

1.	The issuance and sale by the Company of the New Bonds have been duly authorized by the Board of Directors of the Company.

2.	The issuance and sale by the Company of the New Bonds have been duly authorized by the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon (collectively, the “State Utility Commissions”).

3.	When the New Bonds have been duly executed and authenticated in accordance with the Mortgage and issued and sold by the Company pursuant to the Underwriting Agreement, the New Bonds will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

My opinion set forth in paragraph 3 above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, arrangement, moratorium and other laws affecting and relating to the rights of creditors generally, (b) general equitable principles and (c) requirements of reasonableness, good faith, fair dealing and materiality.

In connection with the opinion expressed in paragraph 3 above, I have also assumed that none of the terms of the New Bonds nor the issuance and delivery of the New Bonds, nor the compliance by the Company with the terms of the New Bonds, will violate any applicable law of the State of New York.

I am a member of the Bar of the State of Washington, and my opinions set forth in this letter are limited to the law of the State of Washington and, subject to the assumptions, qualifications and limitations expressed below, the law of the States of Idaho, Montana and Oregon, in each case as in effect on the date hereof, and I express no opinion as to the law of any other jurisdiction. To the extent that such opinions relate to or are dependent upon matters governed by the law of the State of Idaho, Montana or Oregon, I have examined the applicable law of such State and have consulted other counsel to the Company admitted to practice in such State whom I consider competent. To the extent that such opinions are dependent upon matters governed by the law of the State of New York, I have assumed the legal conclusions set forth in the letter dated the date hereof delivered to you by Pillsbury Winthrop Shaw Pittman LLP, which is being filed as Exhibit 5(b)(2) to the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5(a)(1) to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Marian M. Durkin

Marian M. Durkin, Esq.

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